LPHI Outlines Growth Drivers at
Annual Shareholder Meeting

WACO, TX – August 6, 2009 – At its annual shareholder meeting today, Brian Pardo, CEO of Life Partners Holdings, Inc. (NASDAQ GS: LPHI) outlined the company’s plan for growth based on three main drivers:

1.
Organic Corporate Growth:  LPHI has been growing its business within the rapidly expanding life settlement market.  The company experienced quarterly earnings growth of 19% year-on-year, quarterly revenue growth of 25% year-on-year and an estimated 33% increase in market share.

2.
Anticipated reinvestment: As LPHI clients experience payouts from policies, we expect a high percentage of these payouts will be reinvested in additional life settlement transactions as investors seek to rebuild their overall investment portfolios.  Over the next five years, over $1 billion dollars could become available for reinvestment and would contribute to building LPHI’s revenues.

3.
New Product Designed Exclusively for Broker/Dealers:  In response to broker/dealers looking for a securities product that is sponsored by an experienced life settlement provider, LPHI will be launching its own series of life settlement funds, which can be marketed exclusively by broker/dealers in all 50 states.  We expect this new transaction structure will substantially increase LPHI’s exposure to accredited investors, provide broker/dealers with an exempt transaction structure that is familiar to securities dealers and regulators, and provide investors with the benefits of an alternative, asset-based investment that is not correlated to financial market performance.

Chairman Brian Pardo commented, “As we discussed with our shareholders today, we have experienced substantial growth in all of our key financial elements over last year and the growth drivers we have enumerated today will be the key to continuing our growth throughout the remainder of the year and beyond.”

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”.  Since its incorporation in 1991, Life Partners has completed over 93,000 transactions for its worldwide client base of over 23,000 high net worth individuals and institutions in connection with the purchase of over 6,100 policies totaling over $2 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and projected total business volume, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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LPHI-G

FOR MORE INFORMATION, CONTACT:

Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com
Visit our website at: www.lphi.com

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